Exhibit 5.3

National City Corporation 1900 East Ninth Street, Loc. 01-2174 Cleveland, Ohio 44114-3484 Phone: 216-222-3339 Fax: 216-222-2336 Email: carlton.langer@nationalcity.com

Carlton E. Langer
Senior Vice President and
Assistant General Counsel
Law Division
January 29, 2008
Ladies and Gentlemen:
     The law department has acted as counsel to National City Corporation (the “Company”) in connection with the Registration Statement on Form S-3 filed on January 18, 2008 with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”). The Registration Statement, including the Base Prospectus filed therewith (the “Base Prospectus”), as supplemented by the Prospectus Supplement dated January 23, 2008 and filed with the SEC pursuant to Rule 424(b)(2) under the Securities Act (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”) relates to the registration of (i) $1,437,500,000 of the Company’s 4.0% Convertible Senior Notes due 2011 (the “Notes”) issued under the Senior Indenture, dated as of March 17, 2004 (as amended and supplemented, the “Indenture”), by and between the Company and The Bank of New York Trust Company, N.A., as successor to The Bank of New York Trust Company, as trustee (the “Trustee”) as supplemented by the First Supplemental Indenture, dated as of January 29, 2008 (the “First Supplemental Indenture”), by and between the Company and the Trustee and (ii) shares of the Company’s Common Stock, $4.00 par value per share (the “Common Stock”) issuable upon conversion of the Notes.
     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the validity of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.
     Based on the foregoing and subject to such legal considerations as we have deemed relevant, we are of the opinion that:
     (1) The Notes have been validly issued and constitute valid and binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in a proceeding in equity or at law
     (2) When the Notes are converted into shares of Common Stock in accordance with their terms and the terms of the Indenture, and certificates evidencing such shares of Common Stock are duly executed and delivered, such shares of Common Stock issuable upon conversion of the Notes will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us, as counsel for the Company under the caption “Experts” in the prospectus comprising a part of such Registration Statement.

Very truly yours,

Law Department of National City Corporation

/s/ Carlton E. Langer
By: Carlton E. Langer